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                                                                     Exhibit 8.1

                                  [LETTERHEAD]

                                November 24, 1998


Middle Bay Oil Company, Inc.
1221 Lamar, Suite 1020
Houston, TX  77010

Gentlemen:

         You have requested our opinion with respect to the disclosures relating to the material federal income tax consequences generally applicable to the receipt by investors ("Unitholders") in Enex Consolidated Partners, L.P. (the "Partnership") of shares of Series C Convertible Redeemable Preferred Stock, $.02 par value, of Middle Bay Oil Company, Inc. ("Series C Preferred") in connection with the proposed exchange of Series C Preferred for Partnership Units (the "Exchange Offer") as described in the prospectus which is part of Amendment No. 1 to the Registration Statement on Form S-4 (the "Prospectus") relating to the Exchange Offer being filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act").

         It is our opinion that the discussions and legal conclusions set forth in the Prospectus under the heading "Material Federal Tax Consequences" are accurate and complete in all material respects and constitute our opinion of the material tax consequences to Unitholders of the Partnership receiving Series C Preferred stock pursuant to the Exchange Offer.

         Our opinion is based and conditioned upon the initial and continuing accuracy of the factual matters assumed as set forth in the Prospectus. Our opinion is also based upon existing provisions of the Internal Revenue Code of 1986, as amended. Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any change.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of our name in the Prospectus under the captions "Material Federal Tax Consequences" and "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

                                            Sincerely,

                                            THRASHER, WHITLEY, HAMPTON & MORGAN
                                            A PROFESSIONAL CORPORATION